Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Tribune Media Company of our reports dated February 29, 2016 (except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 23, as to which the date is March 24, 2016) and March 28, 2014 (except for the effects of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is November 14, 2014) relating to the financial statements of Tribune Media Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 24, 2016